Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                  We hereby consent to the incorporation by reference in the Prospectus Supplement of CWHEQ Revolving Home Equity Loan Trust, Series 2007-E, relating to the Revolving Home Equity Loan Asset Backed Notes, Series 2007-E, comprising part of the Registration Statement (No. 333-139891) of CWHEQ, Inc., on Form S-3 of our report dated March 1, 2007 relating to the consolidated financial statements of MBIA Insurance Corporation, which is included in Exhibit 99 in MBIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.




/s/ PricewaterhouseCoopers
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PricewaterhouseCoopers LLP

New York, New York
May 29, 2007